June 14, 2005

Nova Scotia Securities Commission	Securities Commission of Newfoundland and Labrador
Alberta Securities Commission	Saskatchewan Financial Services Commission, Securities Division
The Manitoba Securities Commission	Office of the Administrator of the Securities Act, New Brunswick
Ontario Securities Commission	British Columbia Securities Commission
Registrar of Securities, Prince Edward Island	Autorité des marchés financiers

Dear Sirs:

RE:

DATAMIRROR CORPORATION

The following were sent by prepaid mail to all registered shareholders of the above-mentioned Company on June 14, 2005:

X	Interim Report for the Three Months Ended April 30, 2005

However, we have not mailed to shareholders in cases where on three consecutive occasions, notices or other documents have been returned undelivered by the Post Office.

The above disclosure document(s) are filed with you as agent for the Company in compliance with the regulations.

Yours very truly,

CIBC MELLON TRUST COMPANY

Jo-Anne Kidd

Senior Administrator, Client Services

Direct Dial: (416) 643-5578

cc:   gdee@datamirror.com

pk\CM_DatamirrorInterim

CIBC Mellon Trust Company is a licensed user of the CIBC and Mellon trademarks